Elys Game Technology Reports Full-Year Audited 2021 Results

Delivers Record Full-Year Revenue

Initiates North American Operations in Washington, DC

Completes Acquisition of Bookmakers Company US, LLC (USBookmaking)

NEW YORK, April 19, 2022 – Elys Game Technology, Corp. (“Elys” or the “Company”)(Nasdaq:ELYS), an interactive gaming and sports betting technology company, today announced the financial results for the fiscal year ended December 31, 2021.

Release Highlights

•	Full-year GAAP revenue reached record of $45.5 million, exceeding Company goal by $0.5 million and up 22.2 percent year-over-year (YoY).
•	Full-year non-GAAP betting handle reached record $841.9 million, exceeding Company goal by $91.9 million up 46.6 percent YoY.
•	Disaggregated sportsbook hold continues to perform in double digits at 15.7% through 2021.
•	Obtained first U.S. Class B License ever issued, and initiates operations in Washington, DC.
•	Completed acquisition of USBookmaking including experienced U.S. operating team.
•	B2C digital transition completed in Italy.

Michele Ciavarella, Executive Chairman of Elys Game Technology stated: “Elys achieved a strong fourth quarter to power our full-year 2021 results to an all-time record non-GAAP handle of $841.9 million and Gross Gaming Revenue of $57.2 million, and GAAP revenue of $45.5 million on a consolidated basis that included robust revenue growth from the online betting channel in Italy. Our comprehensive investments in sportsbook technology continues to drive remarkable product performance and critical experiences for our engineering personnel and business operations for expansion in U.S. and Canadian markets.

These investments and disciplined management strategies, coupled with strong 2021 performance position Elys to improve execution efficiency and scale up quickly in 2022 by converting investments into revenue generating deployments that are expected to deliver on our 2023 goals. We remain fully committed to drive long-term shareholder value and are completely focused and better organized to deliver substantial sustainable growth not only in our North American go-to-market plan but all potential markets globally."

Full-year 2021 financial highlights

The following table summarizes our consolidated financial results for the year ended December 31, 2021 and 2020 (in millions).

$ millions	2021	2020

Revenue	45.5	37.3

Costs and expenses before impairment	55.1	39.9
Impairment charges	17.3	4.9
Loss from operations	(26.9)	(7.5)

Changes in fair value of contingent purchase consideration	11.9	-
Other income (expense)	(0.4)	(1.5)
Total other income (expenses)	11.5	(1.5)

Loss before income taxes	(15.4)	(9.0)
Income taxes	0.3	(0.9)

Net loss	(15.1)	(9.9)

North America Operational Highlights

“In July 2021, we completed the acquisition of Bookmakers Company U.S., LLC. (“USBookmaking” or “USB”) led by industry pioneer Victor Salerno and the talented and experienced bookmaking and risk management team at USB which includes John Salerno, Robert Walker and Farrell Drozd among several other experienced team members bringing over 40 years of U.S. bookmaking experience to Elys,” continued Mr. Ciavarella. “The fourth quarter also reflected a strong start to our U.S. operations generating approximately $1 million in B2B service revenue from our soft-start approach to North American expansion. Performance at the Grand Central Restaurant and Sportsbook surpassed our expectations both in terms of revenue and maintaining strong sportsbook hold in a highly challenging small business environment. This was accomplished with only two kiosks and one manned cage, proving that our patience in designing and launching the purpose-built U.S. Elys Gameboard was well worth the investment.

Developments announced in early 2022 include the signing of additional non-conventional betting operations in the small business sector that Elys plans to expand across U.S. and Canada as regulations permit, initiating land-based betting operations at Ocean Casino Resort in New Jersey ahead of a larger grand opening of Ocean’s all-new sportsbook expected to open in time for the next NFL season kick-off, renewing of tribal casino operators in multiple states across the U.S., and a transformational bespoke sportsbook product agreement with Lottomatica SpA focused on North American digital and mobile expansion. Additionally, we also announced the recent engagement of Sandy Drozd to head up our Odissea technology team based in the U.S. all of which reinforce our commitment to effectively expand Elys in all potential B2B channels through North America.

Our strategy to develop and grow in the U.S. market resulted in an increased investment of $2.0 million in personnel as we actively added experienced individuals to our staff, that included the acquisition of USB. We also incentivized our staff by granting options to key members of our management team, resulting in an increase in non-cash compensation expense of $1.3 million, and importantly an increase in legal and professional fees of $1.2 million stemming from licensing activities supporting expansion into new markets in the U.S. and an increase in legal fees arising from implementing our EU operational strategy.”

Italian Operational Highlights

“At the height of the COVID pandemic we implemented a defensive strategy in Italy that has paid-off with robust, consistent growth of our digital channel in 2020 that continued through 2021 and resulted in strong 63.6% growth in online betting turnover last year. Through 2021, the strategy also included the transition from our Ulisse CED locations to our Multigioco operations, resulting in a significant reduction of land-based handle and revenue,” stated Interim CFO of Elys, Carlo Reali. “Commissions paid to agents increased by $10.2 million, an increase of 38.9% based on an increase in in overall betting turnover of 46.6%, this is a positive trend underlying our continuous efforts to improve our margins. The reduction of land-based turnover also affects overall revenue performance since land-based operations consists primarily higher margin sportsbook and virtual sports revenue. As part of our B2C operational strategy in Italy, in Q1-2022 we acquired approximately 50 ADM (Italian regulator) land-based license rights, which we expect to increase by an additional 50 rights over the coming 12 to 18 months that are instrumental in re-deploying our retail distribution in Italy. We expect this investment in our land-based channel could generate additional revenue of approximately $20 million per year and return to pre-pandemic levels without significant costs. The additional ADM rights also afford us the ability to certify both our Italian land-based sportsbook and our Virtual Generation virtual sports platform that could also lead to additional B2B revenue opportunities as well as ancillary virtual sports content revenue in Italy and further across other European markets.”

Non-cash impairments of licenses and goodwill and the changes in the fair value of contingent purchase consideration

The transition of our Ulisse CED locations to Multigioco resulted in the impairment of the remaining value of the Ulisse Austrian bookmaking license of $4.8 million, primarily due to management’s strategic decision to concentrate efforts on the lucrative U.S. market and discontinue the cost of maintaining the Austrian bookmakers license by streamlining B2C operations in Italy.

Goodwill, that arose on the acquisition of USBookmaking, was re-evaluated at year end and resulted in a $12.5 million impairment charge. USBookmaking management initially forecast to obtain at least five additional U.S. customers per annum, however due to a multitude of factors including the impact of Covid-19 on land-based sports betting operations as well as the complex licensing processes experienced in each state, this forecast was revised downwards which impacted negatively on the valuation of goodwill that was largely offset by the positive impact on the reduction of $11.9 million in contingent purchase consideration due the USBookmaking vendors. The forecast for U.S. is re-evaluated on an annual basis.

About Elys Game Technology, Corp.

Elys Game Technology, Corp., is a B2B global gaming technology company operating in multiple countries worldwide, with B2C online and land-based gaming operations in Italy. Elys offers its clients a full suite of leisure gaming products and services, such as sports betting, e-sports, virtual sports, online casino, poker, bingo, interactive games and slots in Italy and has operations in five states as well as the District of Columbia in the U.S. market. Elys’ vision is to become a global leader in the gaming industry through the development of pioneering and innovative technology.

The Company provides wagering solutions, services online operators, casinos, retail betting establishments and franchise distribution networks. Additional information is available on our corporate website at www.elysgame.com.

Investors may also find us on Twitter @ELYS_gaming.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are identified by the use of the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project” and similar expressions that are intended to identify forward-looking statements and include statements regarding positioning the Company to improve execution efficiency and scale up quickly in 2022 by converting investments into revenue generating deployments that are expected to deliver on 2023 goals, initiating land-based betting operations at Ocean Casino Resort in New Jersey ahead of a larger grand opening of Ocean’s all-new sportsbook in time for the next NFL season kick-off, expanding in all potential B2B channels through North America, increasing ADM land-based license rights by an additional 50 rights over the coming 12 to 18 months, the Company’s land-based channel generating additional revenue of approximately $20 million per year and returning to pre-pandemic levels without significant costs, certifying both the Company’s Italian land-based sportsbook and its Virtual Generation virtual sports platform with additional ADM rights and certification leading to additional B2B revenue opportunities as well as ancillary virtual sports content revenue in Italy and further across other European markets. These forward-looking statements are based on management’s expectations and assumptions as of the date of this press release and are subject to a number of risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, the Company’s ability to improve execution efficiency, convert investments into revenue generating deployments and deliver on 2023 goals, the Company’s ability to initiate land-based betting operations at Ocean Casino Resort in New Jersey ahead of a larger grand opening of Ocean’s all-new sportsbook in time for the next NFL season kick-off, the Company’s ability to expand in all potential B2B channels through North America, the Company’s ability to increase ADM land-based license rights by an additional 50 rights over the coming 12 to 18 months, the Company’s ability to generate additional revenue of approximately $20 million per year from its land-based channel without significant costs, the Company’s ability to certify both its land-based sportsbook and its Virtual Generation virtual sports platform with additional ADM rights, the Company’s ability to pursue additional B2B revenue opportunities as well as ancillary virtual sports content revenue in Italy and further across other European markets, the duration and scope of the COVID-19 outbreak worldwide, including the impact to state and local economies, and the risk factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 and its subsequent filings with the U.S. Securities and Exchange Commission, including subsequent periodic reports on Form 10-Q and current reports on Form 8-K. The information in this release is provided only as of the date of this release, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events, except as required by law.

Company Contacts:

Elys Game Technology, Corp.

Michele Ciavarella, Executive Chairman

Tel.: 1-628-258-5148

Email: m.ciavarella@elysgame.com